Exhibit 99.1
Berkshire Hathaway Inc.
Selected Financial Data
(dollars in millions, except per share data)

	First half		Year ending December 31
	2002	2001	2001	2000	1999	1998	1997
	Unaudited
Revenues:
Insurance premiums earned	$8,855	$9,108	$17,905	$19,343	$14,306	$5,481	$4,761
Sales and service revenues	8,137	7,090	14,902	7,361	5,918	4,675	3,615
Interest, dividend and other investment income	1,407	1,383	2,815	2,725	2,314	1,049	916
Revenues from finance and financial products	986	707	1,564	1,505	987	394	359
Realized investment gain (1)	187	902	1,363	3,955	1,365	2,415	1,106

Total revenues	$19,572	$19,190	$38,549	$34,889	$24,890	$14,014	$10,757

Earnings:
Net earnings (1) (3) (4)	$1,961	$1,379	$795	$3,328	$1,557	$2,830	$1,901

Net earnings per share (4)	$1,280	$903	$521	$2,185	$1,025	$2,262	$1,542

Balance sheet data as of June 30 and December 31 (2):	Unaudited
Total assets	$167,497	$148,776	$162,752	$135,792	$131,416	$122,237	$56,111
Borrowings under investment agreements and other debt of non-finance businesses	4,091	3,660	3,485	2,663	2,465	2,385	2,267
Notes payable and other borrowings of finance businesses	5,213	3,591	9,019	2,116	1,998	1,503	326
Shareholders’ equity	62,370	58,730	57,950	61,724	57,761	57,403	31,455
Class A equivalent common shares outstanding, in thousands	1,534	1,527	1,528	1,526	1,521	1,519	1,234
Shareholders’ equity per outstanding Class A equivalent share	$40,660	$38,458	$37,920	$40,442	$37,987	$37,801	$25,488

(1)
The amount of realized investment gain/loss for any given period has no predictive value, and variations in amount from period to period have no practical analytical value, particularly in view of the unrealized appreciation now existing in Berkshire’s consolidated investment portfolio. For the first half of 2002 and 2001, net earnings include after-tax realized investment gains of $111 million and $564 million, respectively. For the year ending December 31, after-tax realized investment gains were $842 million in 2001, $2,392 million in 2000, $886 million in 1999, $1,553 million in 1998 and $704 million in 1997.

(2)	Year-end data for 1998 includes General Re Corporation acquired by Berkshire on December 21, 1998.

(3)
Net earnings for the year ending December 31, 2001 includes pre-tax underwriting losses of $2.4 billion in connection with the September 11 terrorist attack. Such losses reduced net earnings by approximately $1.5 billion and earnings per share by $982.

(4)
Effective January 1, 2002, Berkshire adopted Statement of Financial Accounting Standards (“SFAS”) No.142 “Goodwill and Other Intangible Assets”. SFAS No. 142 changed the accounting for goodwill from a model that required amortization of goodwill, supplemented by impairment tests, to an accounting model that is based solely upon impairment tests.

A reconciliation of Berkshire’s Consolidated Statements of Earnings for each of the five years ending December 31, 2001 and for the first half of 2002 and 2001 from amounts reported to amounts exclusive of goodwill amortization is shown below. Goodwill amortization for the year ending December 31, 2001 and 2000 includes $78 million and $65 million, respectively, related to Berkshire’s equity method investment in MidAmerican Energy. For the first half of 2001, goodwill amortization related to MidAmerican was $40 million.

	First half		Year ending December 31
	2002	2001	2001	2000	1999	1998	1997
Net income as reported	$1,961	$1,379	$795	$3,328	$1,557	$2,830	$1,901
Goodwill amortization, after tax	—	322	636	548	476	111	83

Net income as adjusted	$1,961	$1,701	$1,431	$3,876	$2,033	$2,941	$1,984

Earnings per equivalent share of Class A common stock:
As reported	$1,280	$903	$521	$2,185	$1,025	$2,262	$1,542
Goodwill amortization	—	211	416	360	313	88	67

Earnings per share as adjusted	$1,280	$1,114	$937	$2,545	$1,338	$2,350	$1,609